Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Signing Day Sports, Inc. (the “Company”) on Form S-1, of our report dated January 24, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of consolidated financial statements of the Company as of December 31, 2021 and for the year then ended, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2021. We resigned as auditors on March 6, 2023 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after December 31, 2021.

/s/ Marcum LLP

Marcum LLP

Saddle Brook, NJ
November 13, 2023

Marcum llp / Park 80 West, Plaza One / 250 Pehle Avenue, Suite 601 / Saddle Brook, NJ 07663 / Phone 201.905.0400

marcumllp.com